EXHIBIT 10.3

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is dated November 29, 2011 and effective as of January 1, 2012 by and between (i) Beijing Changyou Gamespace Software Technology Co., Ltd. (“Gamespace”), a company organized and existing under the laws of the PRC with its registered address at Room 158, Building 1, No. 3 Xijing Road, Badachu Hi -technology Park, Shijingshan District, Beijing, China and its legal representative being Wang Tao, and (ii) Beijing Sohu New Media Information Technology Co., Ltd. (“Sohu New Media”), a company organized and existing under the laws of the PRC with its registered address at Room 802, 8th Floor of Sohu.com Internet Plaza, No.1 Park, Zhongguancun East Road, Haidian District, Beijing, China and its legal representative being Charles Zhang. Gamespace and Sohu New Media are individually referred to as a “Party,” and together as the “Parties.” Capitalized terms used herein and not otherwise defined will have the meanings ascribed to such terms in the Master Transaction Agreement (as defined below).

RECITALS

WHEREAS, Gamespace is an indirect wholly-owned subsidiary of Changyou.com Limited, a Cayman Islands corporation (together with its subsidiaries (including Gamespace) and VIEs, “Changyou”);

WHEREAS, Sohu New Media is an indirect wholly-owned subsidiary of Sohu.com Inc., a Delaware corporation (together with its subsidiaries (including Sohu New Media) and VIEs other than those subsidiaries and VIEs included in the definition of Changyou, “Sohu”);

WHEREAS, Sohu and Changyou have entered into a Master Transaction Agreement dated as of November 29, 2011 (the “Master Transaction Agreement”), pursuant to which Sohu has agreed to sell the 17173 Business (as defined below) to Changyou (the “17173 Acquisition”) and Changyou has agreed to purchase the 17173 Business from Sohu; and

WHEREAS, Changyou desires to engage Sohu to provide certain technical support services with respect to the 17173 Business to support Changyou’s operation of the 17173 Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, and intending to be legally bound, the Parties mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. The following capitalized terms have the meanings given to them in this Section 1.1:

“17173 Acquisition” has the meaning set forth in the recitals to this Agreement.

“17173 Business” means the online game information portal, web-based game platform, software applications development and distribution, and other game-related services conducted or engaged in by Sohu in connection with or through the 17173 Websites immediately prior to the closing of the 17173 Acquisition, consisting of, among other things, (i) links to the games of online game companies that are customers of the 17173 Websites, with Sohu being compensated by such customers according to the revenues that such customers earn from game players who reach the customers’ games using click-throughs from the Websites and (ii) advertising services provided by Sohu to advertisers on the 17173 Websites.

“17173 Websites” means the homepages of www.17173.com, and www.37wanwan.com, and all other websites associated with such URLs that are owned or operated by Changyou on and after the closing of the 17173 Acquisition.

“Affiliate” means any entity that controls, is controlled by, or is under common control with a Party. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. Solely for purposes of this Agreement, however, Sohu shall not be deemed to an “Affiliate” of Changyou, and Changyou shall not be deemed to be an “Affiliate” of Sohu. “Agreement” means this Services Agreement, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.

“Changyou” has the meaning set forth in the recitals to this Agreement.

“Changyou Websites” means all websites owned, controlled or maintained by Changyou, including without limitation the 17173 Websites after the closing date of the 17173 Acquisition.

“Gamespace” has the meaning set forth in the preamble of this Agreement.

“PRC” means the People’s Republic of China, excluding Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region.

“Sohu” has the meaning set forth in the recitals to this Agreement.

“Sohu New Media” has the meaning set forth in the preamble of this Agreement.

“Sohu Websites” means all websites owned, operated or controlled by Sohu, including, without limitation, Sohu.com and Chinaren.com, but not including Changyou Websites.

“VIE” means a variable interest entity, as such term is defined for the purposes of generally accepted U.S. accounting principles.

ARTICLE II

TECHNICAL SUPPORT SERVICES

2.1 Sohu PEAK System.

(a) During a period of twenty-five (25) years starting from January 1, 2012, Sohu New Media will make, or cause other Sohu’s Affiliates to make, available to Changyou, Sohu’s PEAK online payment platform system to allow registered users of the 17173 Websites to connect from their accounts directly to their payment accounts in order to make direct online purchases of Sohu virtual currencies for playing, through click-throughs from the 37wanwan.com web site, and the web sites of the online game companies that are customers of 17173 Websites.

(b) For the services provided by Sohu under Section 2.1(a) hereof, Sohu New Media will charge Gamespace a fee (the “PEAK Service Fee”) equal to 1.1% of the full face value (i.e., not reduced by any discount offered by Changyou to its customers) of the Sohu virtual currencies purchased, it being acknowledged by the Parties that such rate does not exceed the current prevailing rates charged by third parties for similar services as of the date hereof. Amounts charged by Changyou to its customers will be collected by Sohu through its PEAK system and transferred to Gamespace, within 30 days after the end of each calendar quarter. Gamespace will make a one-time prepayment (payable in RMB) for such services in an amount of RMB1,906,500 (equivalent to US$300,000) to Sohu New Media no later than January 31, 2012, which amount will be applied toward the payment by Gamespace of the PEAK Service Fee under this Section 2.1(b). For the avoidance of doubt, the conversion rate between US$ and RMB for this Agreement shall be 6.355:1.

2.2 Back-Office Services.

(a) During a period of three (3) years starting from January 1, 2012 (the “Back-Office Service Period”), Sohu New Media will make, or cause other Sohu’s Affiliates to make, available to Changyou the following technical services (the “Back-Office Services”) for the conduct of the 17173 Business by Changyou:

(i)	back-office supporting services through Sohu’s CRM system with respect to accounts of advertising customers of the 17173 Business, including without limitation (i) tracking and allocation of advertisement resources on the 17173 Websites and the Sohu Game Information Channel, (ii) management of advertiser information, (iii) management and processing of advertisement contracts with advertisers and orders therefrom, and (iv) generation of various contract performance reports;

(ii)	generation, through Sohu’s Goto system, of various reports regarding the effectiveness and efficiency of the performance of advertisement contracts; and

(iii)	provision, maintenance and management of email accounts (“17173 Email Addresses”) registered by users of the 17173 Websites; and provision of technical support services necessary to enable the 17173 Websites to be accessed through Sohu Passport by such users using their 17173 Email Addresses.

(b) In consideration of Sohu’s providing such Back-Office Services for the entire Back-Office Service Period, Sohu New Media will charge Gamespace a one-time service fee of RMB38,130,000 (equivalent to $6,000,000), which shall be paid in full in RMB by Gamespace to Sohu New Media no later than January 31, 2012. In addition, if, during the Back-Office Service Period, Sohu upgrades any software system of Sohu underlying any services that are same or substantially similar to the Back-Office Services, the corresponding software system underlying the Back-Office Services shall also be upgraded in substantially the same manner.

(c) After the expiration of the Back-Office Service Period, Gamespace, on behalf of itself and Changyou, will have the right, but not the obligation, to obtain from Sohu a perpetual, worldwide, royalty free license, with the right to sublicense to any other Changyou’s Affiliate, to use the software system underlying the Back-Office Services, by Gamespace’s giving 30-day prior written notice to Sohu New Media, and if Gamespace elects to obtain such a license, Sohu will have no further obligation to make any upgrade to the software system subject to such license after the grant of such license. In consideration for such license, if obtained by Gamespace, Gamespace will pay a one-time license fee of RMB6,355,000 (equivalent to US$1,000,000), which shall be paid in full in RMB by Gamespace to Sohu New Media no later than January 31, 2015.

ARTICLE III

INDEMNITIES

3.1 Intellectual Property. Sohu New Media on behalf of itself and Sohu, or Gamespace on behalf of itself and Changyou, as the case may be (“Indemnifying Party”), will indemnify, defend and hold harmless the other Party, and its Affiliates, and their respective directors, officers, employees and agents (“Indemnitees”), against all claims, actions, liabilities, losses, and expenses (including reasonable attorneys’ fees) with respect to or arising out of any claim by a third party that any content provided by such Indemnifying Party and displayed on the 17173 Websites or the Sohu Websites constitutes defamation or an invasion of the right of privacy or publicity, or infringement of the copyright, trademark or other intellectual property right, of such third party. Expressly excluded from the indemnification obligations hereunder is any content provided by visitors to the 17173 Websites or Sohu Websites, including, but not limited to, such visitors who use chat rooms, bulletin boards, or other forums that allow visitors to display material that is not within the control of the Indemnifying Party.

3.2 Procedure. The Indemnitee will promptly provide the Indemnifying Party with written notice of any claim which the Indemnitee believes falls within the scope of this Article IV; provided however, that, except to the extent the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide such prompt notice, such failure to provide prompt notice hereunder will not limit the Indemnitee’s rights under this Article III. The Indemnitee may, at its own expense, assist in the defense of any such claim if it so chooses, provided that the Indemnifying Party will control such defense and all negotiations relative to the settlement of any such claim.

ARTICLE IV

MISCELLANEOUS

4.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and will supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

4.2 Governing Law and Jurisdiction.

(a) This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the PRC.

(b) Each of the Parties hereto irrevocably agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall first be settled by the Parties through friendly negotiation. If the Parties fail to settle such dispute or controversy within 30 days after a Party notifies the other Party of such dispute or controversy, such dispute or controversy shall be submitted to the China international Economic and Trade Arbitration Commission for arbitration which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of the application for arbitration (the “Arbitration Rules”). The arbitration shall be held in Beijing. The award of the arbitral tribunal shall be final, conclusive and binding on the parties to the arbitration. The party against whom the award of the arbitral tribunal was entered shall bear all the costs and expenses of such arbitration, including counsel fees and expenses.

4.3 Amendment. This Agreement may be amended only by mutual written consent of the Parties.

4.4 Notices. Notices and other communications to be given by any Party pursuant to the terms of this Agreement will be given in writing to the respective Parties to the following addresses:

if to Sohu New Media:

Level 12, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

Attention: Carol Yu

Email: carol@sohu-inc.com

if to Gamespace:

East Tower, JinYan Hotel

No. 29 Shijingshan road, Shijingshan

Beijing 100043

People’s Republic of China

Attention: Alex Ho

Email: alex@cyou-inc.com

or to such other address or email address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination will be sent by hand delivery or recognized overnight courier. All other notices may also be sent by email, confirmed by mail. All notices will be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by email; upon confirmation of delivery, if sent by recognized overnight courier; and upon receipt if mailed.

4.5 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement.

4.6 Binding Effect; Assignment. This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment without such consent will be void; provided, however, each Party may assign this Agreement to its Affiliate or a successor entity in conjunction with the transfer of substantially all of the Party’s business, whether by sale of substantially all assets, merger, consolidation or otherwise.

4.7 Confidentiality. Each Party shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence, any and all information, whether written or oral, obtained from the other Party in connection with the execution and performance of this Agreement, except for such information which the disclosing party can prove (a) is generally available to and known by the public through no fault of the disclosing party, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by the disclosing party, any of their Affiliates or their respective Representatives from third party sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation (the “Confidential Information”). If the disclosing party or any of their Affiliates or their respective Representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, the disclosing party shall promptly notify the other party in writing and shall disclose only that portion of such information which the disclosing party, is advised by its counsel in writing is legally required to be disclosed. Each Party agrees not to, and shall use their reasonable best efforts to cause their respective Representatives not to, use any of the Confidential Information except for the purposes of performing this Agreement.

4.8 Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

4.9 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

[Signatures on Next Page]

WHEREFORE, the Parties have signed this Services Agreement effective as of the date first set forth above.

Beijing Sohu New Media Information Technology Co., Ltd.

By:
Name: Charles Zhang
Title: Legal Representative

Beijing Changyou Gamespace Software Technology Co., Ltd.

By:
Name: Wang Tao
Title: Legal Representative